Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rare Element Resources, Ltd.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 22, 2022, relating to the consolidated financial statements of Rare Element Resources, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

August 26, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-220 (11/20)